Registration No.  333-65219
      Filed under Section 424(b)(3) pursuant to Section 424(c)(2)

                     Prospectus Supplement #2

This prospectus supplement applies to the prospectus dated May 21, 1999 filed as part of the Registration Statement on Form S-3
(Registration No.  333-65219).

When Research Frontiers filed its registration statement of which this prospectus is a part, we registered a total of 2,331,000 shares of common stock to be sold under this prospectus. Although we are not planning to issue any more stock than the 2,331,000 shares covered by this prospectus, because the selling price of our common stock has increased since the class A warrant was issued, we have not issued as much stock as originally anticipated under the class A warrant held by Ailouros, Ltd. The class A warrant was originally scheduled to expire on December 31, 2001. Because of this, Research Frontiers and the underwriter, Ailouros Ltd., agreed to extend the expiration date of the class A warrant until December 31, 2003 and to eliminate the limitation on Ailouros, Ltd. owning more than 4.9% of the issued and outstanding stock of Research Frontiers and replace it with a limitation that Ailouros can not own more than 9.9% of the issued and outstanding stock of Research Frontiers without Research Frontiers' consent. The plan of distribution for these shares remains the same as originally disclosed in our May 21, 1999 prospectus.